EXHIBIT 10.43

August 10, 2021

Brandy Green

via email

Offer Letter

Dear Brandy,

Accuray Incorporated (the “Company”) is pleased to extend this Offer Letter for you to assume the role of the Company’s Interim Chief Financial Officer in addition to your role as VP, Corporate Controller. The effective date of this interim role will be September 4, 2021 and during such time you will be reporting directly to the Company’s Chief Executive Officer.

The terms of this Offer Letter are as follows:

1.
Compensation: Solely during the period that you are the Company’s Interim Chief Financial Officer, you will receive additional annual base salary of $85,000, which shall be in addition to your current annual base salary of $300,000, paid in accordance with the Company’s regular payroll practices and subject to applicable withholdings. Employee salaries are currently paid on a bi-weekly payroll schedule, every other Friday. The Company reserves the right to change your compensation, hours, duties and benefits as it deems necessary.

2.
Corporate Bonus: Solely during the period that you are the Company’s Interim Chief Financial Officer, your target bonus percentage will be increased to a total of fifty percent (50%). For the avoidance of doubt, in the event that you are only the Company’s Interim Chief Financial Officer for a portion of a particular fiscal year, then your target bonus percentage for such fiscal year will be prorated based on the number of days that you were in the Interim Chief Financial Officer role during such fiscal year relative to the number of days that you were not in such role, taking into account the target bonus percentages applicable to each role that you held. By way of example only, if you assumed the role of Interim Chief Financial Officer for 182 days in a fiscal year with a target bonus percentage of fifty percent (50%) and for the other 183 days in such fiscal year you were not the Interim Chief Financial Officer and had a target bonus percentage of thirty-five (35%), then your prorated target bonus percentage would be approximately forty-two and one half percent (42.5%).

3.
Restricted Stock Units: If you accept this offer, we will recommend to the Board of Directors of the Company or its delegated committee that you be granted thirty thousand (30,000) restricted stock units (“RSUs”) under the Accuray Incorporated 2016 Equity Incentive Plan. The grant of the RSUs is subject to and conditioned on approval of the grant and its terms by the Board of Directors of the Company or its delegated committee. One hundred percent (100%) of the RSUs shall vest on August 31, 2022, subject to your continuous status as a service provider through such date. The RSUs will be subject to all of the terms and conditions of the 2016 Equity Incentive Plan and the form of restricted stock unit award agreement adopted thereunder.

Brandy Green

August 10, 2021 Page 2 of NUMPAGES 4

4.
At-Will Employment: Notwithstanding the foregoing, you should be aware that your employment with the Company continues to be for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards, or compensation other than (a) as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination, (b) as set forth in Section 4 above, or (c) as set forth in your Change in Control Agreement.

To indicate your acceptance of this offer of the interim role, please sign, and date below and return to us no later than August 11, 2021. This Offer Letter, your original offer letter for the VP, Controller position, including the arbitration agreement contained therein, IF MERGEFIELD StockOptions <> "" "the Option Agreement, " "" the employee Confidentiality and Inventions Agreement between you and the Company, and the agreements memorializing your currently outstanding Company equity awards, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company.

We look forward to your continued success in your interim role.

Sincerely,

/s/ Joshua H. Levine

Joshua H. Levine

Chief Executive Officer

I have read and understand this offer letter and hereby acknowledge, accept and agree to the terms as set forth above. I further acknowledge that no other commitments were made to me as part of my acceptance of the Interim Chief Financial Officer role except as specifically set forth herein.

/s/ Brandy Green

Signature

8/10/21

Date